Exhibit 99.1
Letter to Stockholders
2006 was a challenging year for us. At 9.4 percent, our return on average equity was below our historical performance. The inverted yield curve and intense competition on deposit pricing reduced our net interest margin. Additionally, continued overcapacity in the mortgage banking industry — combined with our reluctance to participate in the industry-wide loosening of credit standards — resulted in a decline in our origination volume. Despite these challenges, we believe Flagstar will emerge from this phase of the business cycle as a stronger company well positioned for continued success.
Most banks have faced challenges due to the interest rate environment that persisted throughout 2006. During the year, the Federal Reserve continued to raise short-term interest rates to the point where they exceeded long-term rates. This produced an inverted yield curve, which significantly reduced our net interest margin on our available-for-sale loan portfolio.
This portfolio is where we traditionally fund long-term loans — which we typically hold on our balance sheet for only 30 to 60 days — with historically cheaper short-term funding. At this time, the inverted yield curve continues, and it does not appear that spreads will return to historical levels any time soon.
In the face of these market conditions, many of our peers have maintained or even increased their returns by taking substantially more credit risk — a temptation that we have largely resisted. In the past few years, we believe we have taken a conservative and responsible stance in underwriting our mortgage loans relative to industry standards. This has cost us business and cost us market share. Nevertheless, we feel the strength of our asset quality has positioned us well for success as the mortgage industry consolidates, and we look to profitably increase mortgage production and gain back market share.
At Flagstar, we enjoy the benefits and stability of being a federal savings bank with access to the Federal Home Loan Bank system and the Federal Reserve, in addition to our growing base of customers with whom we have deposit relationships.
This has enabled us to avoid reliance on warehouse lines and Wall Street funding, which can be fickle and unforgiving. In fact, we are now seeing some of our lending competitors who have depended on Wall Street for funding and capital exit the industry, which should allow us to gain market share.
Additionally, we are encouraged by positive trends in our own loan production. We have seen early, but strong indicators that production for 2007 should exceed results for 2006. As evidence of this, the fourth quarter of 2006 was our highest production quarter of the year with originations of $5.1 billion. And, as the industry consolidates, we are augmenting our sales staff with significant numbers of experienced account executives.
Our management team remains committed to growing our banking franchise and, with the recent announcement that Comerica Bank is moving its headquarters to Texas, Flagstar is positioned to become the largest banking institution whose parent is headquartered in Michigan.
We have continued to expand our retail banking network by opening 14 new banking centers, including eight in Georgia. We were pleased with the results of a recent survey that ranked our banking centers #1 in courtesy, friendliness, professionalism, product knowledge, sales ability and overall perception. Other accomplishments during the year included completing the roll out of a new deposit pricing strategy for banking, improving our cross selling, expanding our banking relationship with Wal-Mart and launching a new debit card rewards program.
The progress of our banking operation in Georgia is another positive. Deposits are growing nicely, customers are enjoying the convenience of our seven-day banking hours and we’re winning high praise for customer service across our growing franchise. In Gwinnett and Cobb Counties, we’re achieving an important critical mass, which should help drive more growth. In 2007, we plan to open seven banking centers in Georgia, including our first in-store branch in the state.
Commercial real estate lending also was a bright spot in 2006. In six years, we’ve succeeded in increasing our commercial real estate portfolio from under $200 million at the end of 2000 to $1.3 billion. In 2006 alone, we increased our loan portfolio by 30 percent and recently expanded our target market to 20 states. This growth is part of a plan to further diversify our overall loan portfolio toward higher-yielding assets such as commercial real estate loans, asset-backed commercial loans, small business loans and non-residential consumer loans.
Throughout the year, we received recognition for excellence in many areas:
•	We continue to maintain an Outstanding rating — the highest possible — for our community reinvestment activities. This coveted rating is awarded by our primary banking regulator, the Office of Thrift Supervision, for our performance under the Community Reinvestment Act (CRA).

•	Mortgage Technology magazine cited us as one of the Top 25 Tech-Savvy Lenders, describing our paperless back office as “legendary in the mortgage industry” for the third year in a row. Mortgage Technology also named us a finalist in its 2006 Technology Awards for our standards-based electronic document exchange platform that allows partners to exchange both credit and closing documents.

•	Freddie Mac named us a Tier One Platinum level servicer for the second consecutive year. This prestigious performance ranking recognized companies for superior investor reporting and default management during 2006.

•	We remain on Standard & Poors’ Select Servicer list, which allows us to operate as a servicer in the private securitization market.

•	For the fifth consecutive year, the Michigan Business and Professional Association recognized us as one of Metro Detroit’s 101 Best and Brightest Companies to Work For.
Despite the challenges of the residential real estate market in 2006, our high credit standards helped us curb loan delinquencies. For example, at the end of 2005 our 90-day-plus delinquency rate was 61 basis points, and it increased only minimally to 64 basis points at the end of 2006. Even as we grew our balance sheet slightly in the fourth quarter, our nonperforming assets as a percent of total assets showed a small decline from the third quarter.
We remain vigilant on expense management while simultaneously seeking sound revenue-enhancing opportunities. In 2007, we are targeting $15 million in fee enhancements and cost reductions, excluding staff related expenses. Because of the cyclical nature of our loan business and the sensitivity to rates, we continuously monitor staff levels to keep them aligned with market conditions.

Historically, we have been a growth company that is an efficient user of capital. As we move into 2007, if our stock continues to trade at what we believe to be depressed levels, we will likely use capital to repurchase stock and may temporarily shrink our balance sheet. Long-term, however, we remain committed to executing a growth-oriented business plan that focuses on profitability, superior customer service and ever-increasing stockholder value. We thank our stockholders for the confidence they have placed in us and our board members and associates for their time and efforts on behalf of our company.

/s/ Thomas J. Hammond
Thomas J. Hammond
Chairman of the Board

/s/ Mark T. Hammond
Mark T. Hammond
Chief Executive Officer and President

March 20, 2007
Flagstar Bancorp, which has $15.5 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. Flagstar currently operates 153 banking centers located in Michigan, Indiana and Georgia and is one of the nation’s leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.